EXHIBIT 4.51
                              iDial Networks, Inc.
                            10800 East Bethany Drive
                                    Suite 380
                             Denver, Colorado 80014


                                  June 27, 2003

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
1044 Northern Blvd., Suite 302
Roslyn, New York 11576

                   Re: iDial Networks, Inc. (the "Company") -
                       Amendment of Securities Purchase Agreement

Ladies and Gentlemen:

          This letter sets forth the agreement of the parties hereto to amend the Securities Purchase Agreement dated May 9, 2003 entered between the Company and the investors listed on the signature page hereto (collectively, the "Investors").

          By execution hereof, for good and valuable consideration, the receipt and sufficiency of is hereby acknowledged, the parties hereto agree that:

          1. The Investors hereby waive the requirement to reserve shares of common stock as set forth under Section 4(h) of the Securities Purchase Agreement, until such time when the Company files a Certificate of Incorporation, as amended, authorizing an increase in the Company's authorized shares of common stock. The Company shall use its best efforts to obtain, on or before August 27, 2003, such approvals of the Company's stockholders as may be required to issue all of the shares of Common Stock issuable upon conversion or exercise of, or otherwise with respect to, the debentures and the warrants issued pursuant to the Securities Purchase Agreement in accordance with Nevada law through an increase in authorized capital (the "Stockholder Approval"). Upon obtaining Stockholder Approval, the amount of shares to be reserved shall be as set forth under Section 4(h) of the Securities Purchase Agreement.

          2. All other provisions of the Securities Purchase Agreement shall remain in full force and effect.

          The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of amended Securities Purchase Agreement.

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
June 25, 2003
Page Two

          Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

                                               Sincerely,

                                               IDIAL NETWORKS, INC.


                                               --------------------------------
                                               Mark T. Wood
                                               Chief Executive Officer

ACCEPTED AND AGREED:

AJW PARTNERS, LLC
By:  SMS GROUP, LLC

------------------------------
Corey S. Ribotsky, Manager



NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,

------------------------------
Corey S. Ribotsky, Manager



AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC

------------------------------
Corey S. Ribotsky, Manager



AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC

-----------------------------
Corey S. Ribotsky, Manager